CPI AEROSTRUCTURES, INC.
91 Heartland Blvd.
Edgewood, New York 11717

October 31, 2013

Mr. Vincent Palazzolo

Dear Mr. Palazzolo:

This letter will serve to amend the Amended and Restated Employment Agreement (“Employment Agreement”), dated as of December 16, 2009 (as amended on November 4, 2011), between you and CPI Aerostructures, Inc.

1.  The first sentence of Section 2 of the Employment Agreement is hereby amended and restated to read as follows:

“The term of Executive’s employment hereunder shall commence on December 16, 2009 and shall continue until December 31, 2016 (“Term”) unless terminated earlier as hereinafter provided in this Agreement, or unless extended by mutual written agreement of the Company and Executive.”

2.  Section 3.1 of the Employment Agreement is hereby amended and restated to read as follows:

“3.1  Salary.

(a)  The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of: (i) $225,000 from January 1, 2010 until December 31, 2010, (ii) $234,000 from January 1, 2011 until December 31, 2011 and (iii) $243,300 from January 1, 2012 to December 31, 2012; (v) $253,000 from January 1, 2013 until December 31, 2013; and (vi) $263,000 from January 1, 2014 until December 31, 2014 (“Fiscal Year 2014”).

(b)  Executive’s Base Salary from January 1, 2015 until December 31, 2015, shall not be less than Executive’s Fiscal Year 2014 Base Salary and is subject to a merit increase in an amount of up to 5% of Executive’s Fiscal Year 2014 Base Salary ($13,150).  The merit increase shall be based upon Executive attaining performance goals for Fiscal Year 2014 established by the Chief Executive Officer and approved by the Committee. The merit increase, if any, shall be determined, in the sole discretion of the Committee, no later than January 1, 2015. For purposes of Section 3.1(c) below, Executive’s 2015 Fiscal Year Base Salary shall include any such merit increase.

(c)  Executive’s Base Salary from January 1, 2016 until December 31, 2016, shall not be less than Executive’s Fiscal Year 2015 Base Salary and is subject to a merit increase in an amount of up to 5% of Executive’s Fiscal Year 2015 Base Salary.  The merit increase shall be based upon Executive attaining performance goals for Fiscal Year 2015 established by the Chief Executive Officer and approved by the Committee. The merit increase, if any, shall be determined, in the sole discretion of the Committee, no later than January 1, 2016.

(d)           Executive’s Base Salary shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures.”

3.  Section 3.2 of the Employment Agreement is hereby amended and restated to read as follows:

“3.2  Performance-Based Annual Bonus.  In addition to Base Salary, Executive shall be paid a bonus (“Performance Bonus”) to be calculated in the manner set forth on Schedule A annexed hereto.”

4.  Schedule A annexed to the Employment Agreement shall be amended and restated in its entirety as annexed to this amendment.

Except as amended herein, all other provisions of the Employment Agreement shall remain in full force and effect.

Please sign this letter in the place below to confirm your agreement.

Sincerely,

                                                                         CPI AEROSTRUCTURES, INC.

By: /s/ Edward J. Fred
Edward J. Fred
Chief Executive Officer
AGREED TO:

/s/ Vincent Palazzolo
Vincent Palazzolo

SCHEDULE A

Performance Bonus: Based on our common understanding of the significance of your participation in the budgeting process of the Company, your bonus shall be based on specific revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals, which shall allow you to earn a target annual bonus equal to forty-five percent (45%) of your annual base salary if, in each year, the “Growth” target at the “Baseline bonus” level in the applicable grid below is achieved.  The Company’s auditors will determine EBITDA after taking into account all necessary provisions and the accrual of all bonuses, including your own bonus, and excluding all extraordinary items.  Twenty-five percent (25%) of the bonus amount will be determined by revenues (the “revenue bonus”) and seventy-five percent (75%) by EBITDA (the “EBITDA bonus”).

EBITDA Bonus

1. At 100% of EBITDA target (i.e., 10% growth), your EBITDA bonus will equal 100% of 75% of 45% of base salary.

2. Should EBITDA fall short or exceed EBITDA target, your EBITDA bonus will decrease or increase based on the applicable grid, below.  For example, if there is a 50% increase in EBITDA, the EBITDA bonus would equal 150% of 75% of 45% of base salary; and if there is a 10% decrease in EBITDA, the EBITDA bonus would equal 25% of 75% of 45% of base salary.

3. If the decrease in EBITDA is 15% or more, no EBITDA bonus will be paid.

Revenue Bonus

1. At 100% of revenue target (i.e., 10% growth), your revenue bonus will equal 100% of 25% of 45% of base salary.

2. Should revenue fall short or exceed revenue target, your revenue bonus will decrease or increase based on the applicable grid, below.  For example, if there is a 50% increase in revenue, the revenue bonus would equal 150% of 25% of 45% of base salary; and if there is a10% decrease in revenue, the revenue bonus would equal 25% of 25% of 45% of base salary.

3. If the decrease in revenue is 15% or more, no revenue bonus will be paid.

4. Notwithstanding the foregoing, if EBITDA for the year preceding the year  for which the EBITDA bonus is to be determined is less than $1 million, then the EBITDA bonus will be calculated by comparing the current year’s EBITDA to the EBITDA of the first preceding year in which EBITDA was in excess of $2 million.

General

1. Both bonuses will be adjusted pro rata if EBITDA and/or revenues fall in between two grid percentages.

2. The first $75,000 of bonus would be paid in cash.  The balance would be paid half in cash and half in shares of the Company’s common stock, valued at the VWAP for the five trading days ending two trading days before issuance.  They will be issued under the Company’s Performance Equity Plan 2009 or, in the event no shares are available under the Company’s Performance Equity Plan 2009, such new performance equity plan as the Company may adopt.

3. The Company and executive to mutually agree on how to handle all acquisitions.

Grid 1 (Fiscal Years Ending on or prior to December 31, 2014)

Growth	Bonus

Decrease greater than 15%	No bonus
Decrease 10%	75% Decrease
Decrease 5%	50% Decrease
Flat	25% Decrease
Increase 5%	10% Decrease
Increase 10%	Baseline bonus
Increase 15%	5% Increase
Increase 25%	10% Increase
Increase 50%	50% Increase
Increase 100% or greater	75% Increase

Grid 2 (Fiscal Years Beginning on or after January 1, 2015)

Growth	Bonus

Decrease greater than 15%	No bonus
Decrease 10%	75% Decrease
Decrease 5%	50% Decrease
Flat	25% Decrease
Increase 2%	10% Decrease
Increase 5%	Baseline bonus
Increase 10%	10% Increase
Increase 20%	25% Increase
Increase 30%	50% Increase
Increase 50% or greater	75% Increase